Exhibit 19
Global Restrictions on Insider Trading and Trading Chubb Securities Policy - Global Compliance

Purpose of Policy
To ensure compliance with US securities laws regulating the purchase and sale of securities in the interests of protecting the investing public. These laws are based in part on the belief that all persons trading in a company’s securities should have equal access to all "material" information about that company.

Scope of Policy
This policy applies to: (a) all employees, officers and directors of Chubb as well as members of their families and other persons living in the same household; (b) any other person or entity that owns Chubb securities, if the securities are in fact beneficially owned or controlled by those listed in (a) above; and (c) any outsiders designated by the General Counsel of Chubb Limited as having access to material, non-public information concerning the company (collectively, “Covered Persons”).
In general, it is a violation of U.S. law to buy or sell securities while in possession of material, non-public information. In addition, it is illegal for those in possession of material, non-public information to share that information with others.
To ensure that Chubb’s stakeholders have equal access to all material information about Chubb, and to avoid any suggestion of insider trading at Chubb, all Covered Persons are subject to the restrictions on their ability to trade in Chubb securities as set out in this policy.
This policy:
•Applies to any and all transactions (e.g., purchases, sales, gifts, transfers to a charitable foundation) in shares of Chubb common stock, options to purchase shares of Chubb common stock and any other types of securities the company may issue (such as restricted or preferred stock, debt, convertible debentures or derivative securities).
•Applies to all Chubb securities, however and wherever held (including securities held in personal brokerage accounts and estate planning vehicles such as trusts).
•Continues to apply until the end of the first full fiscal quarter or, if applicable, corresponding blackout period, whichever is later, following termination of an employee’s, officer’s or director’s employment or other relationship with the company (unless otherwise waived by the General Counsel of Chubb Limited).

Insider Trading is Unlawful and Prohibited
Information about the company’s plans, prospects, operations and operating results in the normal course of performing a Covered Person’s duties is an asset of the company that must not be used or disclosed to others except through regular company channels that assure fair access to all persons interested in the prospects of the company and its securities.
While in the possession of material, non-public information about Chubb, Covered Persons may not:
•Purchase or sell the securities of any company (including Chubb) to which the information is material.
•Advise, “tip” or otherwise assist third parties in trading Chubb securities or the securities of any other company affected by the information.

This prohibition is imposed by law, applied to everyone and is in addition to the specific trading restrictions (e.g., blackout periods, trading freeze periods, pre-clearance requirements) described in this policy.

There is no bright-line rule on what constitutes “material” information. However, “material” information generally means:
•Information that could reasonably be expected to affect the market price of Chubb securities or the securities of any other company.
•Information that a reasonable investor would consider important in making a decision to buy, sell or hold Chubb securities or the securities of any other company.
•Information that, when publicly disclosed, would be expected to significantly alter the total mix of information about a company in the marketplace.
Whether information is material will be determined after the fact with the benefit of hindsight. Information shall remain “non-public” until it has been released to the public through appropriate channels and until investors have had enough time to absorb and evaluate the information.
All material information concerning the company must be disclosed only through regular company channels, so that all those interested in the company and its securities will have, as nearly as possible, fair and equal access to that information.

Restrictions on Trading Chubb Securities during Certain Periods: Blackout Periods and Trading Freeze Periods
All executive officers at Chubb, as categorized for purposes of the company’s reports filed with the U.S. Securities and Exchange Commission, as well as certain Covered Persons who are participants in the company’s financial reporting process (who shall be specifically identified and notified by email), are covered by the company’s restrictions on trading Chubb securities during blackout periods and trading freezes. In addition, the company may impose a trading freeze on any or all Covered Persons when, in its discretion, such a trading freeze is warranted. The blackout periods and trading freeze restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”
“Blackout period” restrictions prohibit the purchase or sale of Chubb securities during a designated time frame tied to the preparation and announcement of the company’s earnings results. Further information about blackout periods, including relevant dates, is published on the Village.
“Trading freeze” periods: In addition to blackout periods relating to earnings announcements, the company may impose a trading freeze in connection with significant unannounced corporate developments. Trading freezes will vary in length, scope and form of notification to applicable Covered Persons.
Each Covered Person subject to blackout period or trading freeze period has a personal responsibility to ensure that they do not transfer or place an order to trade Chubb securities during a blackout period or during a trading freeze period for which Chubb has given notice. In addition, each Covered Person is responsible for determining whether he or she is subject to, and if so, responsible for complying with, any pre-clearance requirements prior to engaging in a transaction involving Chubb securities.

Pre-Clearance Requirements
All (a) employees at Executive Level 1 and above, (b) Chubb Limited directors, and (c) certain other specified individuals (as have been specifically identified by or on behalf of the General Counsel of Chubb Limited) must at all times obtain pre-clearance before engaging in any transaction involving Chubb securities. This pre-clearance requirement does not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, although prior approval is required to enter into Rule 10b5-1 plans, as described under the heading “Rule 10b5-1 Plans.”

Pre-clearance requests may be made by completing the Pre-Clearance Request Form available on the Village.
Certain senior employees may also be required to obtain the approval of the Chubb Limited CEO before engaging in transactions in Chubb securities. This requirement is in addition to pre-clearance through the Pre-Clearance Request Form process. These employees will be notified of the CEO preclearance requirement.

Rule 10b5-1 Plans
Covered Persons may, from time to time, be permitted to utilize Rule 10b5-1 plans to facilitate their longer-term and pre-scheduled trading and disposition of Chubb securities.
Any company approved Rule 10b5-1 plan must meet the requirements of Rule 10b5-1 and the requirements set forth herein. In general, a Rule 10b5-1 plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
Directors and executive officers utilizing a Rule 10b5-1 plan may not initiate sales under the plan until SEC proscribed “cooling off” periods have expired, which generally last for the longer of (i) 90 days or (ii) two business days following Chubb’s publication of the 10-Q or 10-K financial report covering the financial period in which the plan was entered into. For other employees permitted to use Rule 10b5-1 plans, a cooling off period of at least 30 days is required. Any modification of a plan or its trading program will generally be deemed a new plan and restart this cooling off period.
Any Rule 10b5-1 plan must be submitted to Chubb’s General Counsel or Chief Corporate Lawyer for approval prior to entry.

Other Restrictions on Transactions in Chubb Securities
The following are additional restrictions governing transactions by Covered Persons involving Chubb securities under this Policy:
•Covered Persons are prohibited from purchasing financial instruments or otherwise engaging in transactions that hedge or offset, or are designed to or have the effect of hedging or offsetting, any decrease in the market value of Chubb securities, including:
oShort-term speculation (such as day trading); the purchase of Chubb securities must be for the purpose of investment,
oShort selling of Chubb securities,
oPurchase and sales of options (such as “puts” and “calls”) involving Chubb securities, and
oTrading in hybrid or derivative securities based on Chubb securities, such as straddles, equity swaps or exchange funds (other than securities issued by the company).

•Trading in securities of third parties doing business with the company while holding material, non-public information about such other party is prohibited (e.g., trading during a period when the Covered Person knows the company is negotiating with another party on a material transaction).

•Exercises of stock options granted by the company under its equity plan are generally subject to blackout, trading freeze restrictions and pre-clearance procedures in the same manner as other transactions in Chubb securities.

oThere is an exception from blackout and trading freeze restrictions (but not pre-clearance procedures) for what our stock plan administrator refers to as an “exercise and hold” – i.e., the exercise of stock options using solely cash to pay the exercise price, tax liability and any other fees, where, as a result, no sale of stock occurs in connection with the exercise. Again, to rely on this exception, shares are not permitted to be sold to pay the exercise price; the exercise price must be funded with cash from another source.
oStock option exercises through each of what our stock plan administrator refers to as an “exercise and sell (cashless exercise)” and “exercise and sell-to-cover”, however, are always subject to blackout and trading freeze restrictions, in addition to pre-clearance procedures, because they involve a sale of stock.

•Limit orders and margin calls are subject to the blackout and trading freeze restrictions and pre-clearance requirements.

•The sale of Chubb common shares to pay the tax liability arising upon the lapse of restrictions on restricted Chubb common shares (i.e., vesting) is not subject to the pre-clearance requirements.

Gifts, Estate Planning and Charitable Transfers
Gifts to charities and estate planning vehicles such as trusts are subject to the blackout and trading freeze restrictions of this policy.
For directors and executives subject to pre-clearance, gifts and transfers to family members, estate planning vehicles and charitable organizations still must be pre-cleared.

Civil & Criminal Penalties
The seriousness of insider trading is reflected in the penalties that it carries, for individual directors, officers and employees, as well as for the company itself.
•The size of the trade is not relevant, and the SEC has prosecuted numerous cases involving relatively small amounts of money.
•The SEC also has authority to seek a civil penalty of up to three times the amount of profit gained or loss avoided as a result of an individual’s insider trading, with “profit gained or loss avoided” defined as the difference between the purchase or sale price of the security and its value as measured by the trading price a reasonable period after public disclosure of the non-public information.
•In addition to the civil penalty, the SEC may seek other relief, such as an injunction against future violations and disgorgement of profits resulting from illegal trading.
•Private parties may also bring actions against any person purchasing or selling a security while in the possession of material non-public information.
Any violation or suspected violation of the prohibitions against insider trading must be reported to Global Compliance immediately. Upon learning of any such violation, the company will determine whether it should publicly release any material non-public information, or whether the company should report the violation to the appropriate governmental authority.

Insider Trading of Non-Chubb Securities
Each Covered Person is also prohibited under this Policy from buying or selling securities in any company while in possession of material, non-public information affecting such company as a result of their position at Chubb.

More Information & Resources
Avoid even the appearance of wrongdoing
While the rules and guidelines set forth here will assist in reducing the risk of legal violations, no policy is a substitute for good judgement. All Covered Persons must avoid even the appearance of insider trading.
When in doubt, consider all proprietary information material and non-public
In addition to information regarding the company that has not been publicly disclosed, non-public information that may be considered material can include confidential analyses, financial information, business data and plans and other information received from a third party with the expectation that it will be kept confidential and used solely for business purposes.
Ask for guidance if you have a question
Any question as to whether information in your possession is material or non-public must be discussed prior to any trade with the Chubb Limited General Counsel, Compliance Officer assigned to your business or region, or Global Compliance representative. This information is for general guidance, and it must not be taken as a substitute for advice about your individual situation. Chubb employees must not make “close calls” about whether information is material. When in doubt, ask.
For more information about insider trading and trading in Chubb securities, including blackout period information, or to access the Pre-Clearance Request Form, please visit the Global Compliance page on the Village.
Nothing in this policy supersedes otherwise applicable restrictions on trading in securities imposed by the Chubb Limited Board of Directors on the Board or on the Executive Officers of Chubb Limited.

Last amended: November 2024
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